UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MELLANOX TECHNOLOGIES, LTD.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 7, 2018, Mellanox Technologies, Ltd. issued the following press release.

Mellanox Sends Letter to Shareholders

Best-In-Class Governance Proposals Maximize Shareholder Choice

Company Achieved Record Quarterly Revenue and Increased 2018 Outlook

SUNNYVALE, CA. and YOKNEAM, ISRAEL – May 07, 2018 – Mellanox Technologies, Ltd. (NASDAQ: MLNX), a leading supplier of high-performance, end-to-end smart interconnect solutions for data center servers and storage systems, today announced that its Board of Directors is mailing a letter to shareholders, along with the Company’s definitive extraordinary general meeting (EGM) proxy statement. The letter highlights Mellanox’s two best-in-class governance proposals and its strong first quarter 2018 earnings performance.

The full text of the letter follows:

May 07, 2018

Dear Fellow Shareholders,

At Mellanox’s extraordinary general meeting of shareholders (“extraordinary general meeting”) on May 24, 2018, you will be asked to vote in favor of two best-in-class governance proposals that will allow shareholders to vote for the individual director candidates of their choosing at Mellanox’s 2018 annual general meeting of shareholders (“annual general meeting”).

Extraordinary General Meeting Proposals Are Designed to Enhance Shareholder Choice in a Contested Election

The two proposals on which you will vote are:

Plurality Voting in the Event of a Contested Election

A plurality vote standard has been adopted by the vast majority of U.S.-listed companies for contested elections. In a contested election under our current majority voting standard, it would be possible for fewer than 11 director candidates to receive the necessary majority of votes cast as required to be elected. Any vacancies would then be filled by the majority-elected directors rather than by our shareholders. With a plurality vote standard, the Mellanox Board of Directors (“Board”) would consist of the director nominees receiving the greatest number of votes. Therefore, all of the directors who serve on the Board would be elected directly by our shareholders.

Use of Universal Proxy Cards in the Event of a Contested Election

The adoption of a universal proxy card will provide for all nominees put forth by either the Board or a shareholder of Mellanox to be listed together on any proxy card sent to shareholders. Having a universal proxy card would enable shareholders to elect any combination of director nominees they choose. Without a universal proxy card, shareholders may only validly submit one proxy card which would include those nominees put forth either by the Board or a shareholder (but not both), meaning our shareholders could not cast votes by proxy card for nominees from both the Board and a shareholder as they could when voting in person.

“In Mellanox’s case, the company’s decision to adopt plurality voting and a universal card in a contested election represents a positive development. It is difficult to imagine the company receiving anything less than resounding support for the two proposals at its upcoming EGM.”

- Institutional Shareholder Services Research Note, March 28, 2018

Mellanox Recently Achieved Record Quarterly Revenues and Increased its 2018 Outlook

Mellanox is focused on executing its long-term growth strategy. The Company is expanding its market share and growing while maintaining its competitive advantage of superior technology to create cutting-edge solutions for Infiniband and 25 gigabit per second and above Ethernet. At the same time, the Company continues to optimize efficiencies, rationalize investments and improve operating margins.

In fact, Mellanox’s strong first quarter 2018 earnings performance was a result of the successful execution of its growth strategy. First quarter revenue of $251 million exceeded the top end of the Company’s upwardly revised first quarter outlook of $240 to $250 million, and increased 33 percent year-over-year. First quarter Ethernet revenues increased 70 percent year-over-year, primarily due to expanding customer adoption of 25 gigabit per second and above products globally. Mellanox is benefiting from strategic investments made in prior years and is now a primary global supplier of 25 gigabit per second Ethernet adapters. First quarter non-GAAP operating margin of 21% exceeded Mellanox’s prior full year 2018 forecast of 18% to 19%, demonstrating Mellanox’s commitment to deliver higher operating leverage. Further, the increased full year 2018 outlook of 21% to 22% is based on the strength of the first quarter and the increased visibility into market trends for the remainder of 2018.

In addition to continued focus on innovation, Mellanox remains committed to delivering increasing levels of operating leverage during 2018. The Company is focusing investments on businesses with significant potential for growth and high return on invested capital. Due to ongoing tight control on operating expenses, the Company expects its second quarter non-GAAP operating expenses to be flat to down on a sequential basis.

Looking ahead, Mellanox believes its strong product cycles and share gain momentum have potential to allow for substantial growth, while also allowing for improvements to our overall profitability.

Your Vote is Important to Ensure that the Mellanox Board Composition Reflects Your Intentions

The Board and management team continue to work to provide enhanced value to our shareholders. Along with this letter, you will find the proxy materials necessary to vote on our best-in-class governance proposals: establishing a plurality vote standard and requiring the use of a universal proxy card for contested elections. Definitive copies of the proxy materials have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are publicly available at https://www.stockholderdocs.com/mlnx.

The Board is committed to protecting and growing your investment. Voting “FOR” each of these two proposals at the extraordinary general meeting will align our governance policies with best practices to protect your interests and ensure that the composition of the Board fairly reflects your intentions.

The accompanying notice and proxy statement of the extraordinary general meeting contain details about the business to be conducted at the extraordinary general meeting. Please read these documents carefully.

Sincerely,

Irwin Federman

Chairman of the Board

Eyal Waldman

President, CEO and Director

VOTE TODAY “FOR” THE TWO BEST-IN-CLASS GOVERNANCE PROPOSALS ON THE PROXY CARD

If you have any questions or need assistance in completing the proxy card,

please contact our solicitor:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

Call Toll-Free (800) 322-2885

Email: mlnxproxy@mackenziepartners.com

About Mellanox

Mellanox Technologies (NASDAQ: MLNX) is a leading supplier of end-to-end InfiniBand and Ethernet smart interconnect solutions and services for servers and storage. Mellanox interconnect solutions increase data center efficiency by providing the highest throughput and lowest latency, delivering data faster to applications and unlocking system performance capability. Mellanox offers a choice of fast interconnect products: adapters, switches, software and silicon that accelerate application runtime and maximize business results for a wide range of markets including high performance computing, enterprise data centers, Web 2.0, cloud, storage and financial services. More information is available at: www.mellanox.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on Mellanox’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by Mellanox as well as Mellanox’s outlook for the second quarter of 2018 and full year 2018. Mellanox undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Mellanox’s business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our periodic reports on Form 10-Q.

A reconciliation of GAAP to non-GAAP condensed consolidated statements of operations is presented with our Press Release dated April 17, 2018 and is posted under the “Investor Relations” section of our website.

Important Additional Information and Where You Can Find It

The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of proxies in connection with the matters to be considered at the extraordinary general meeting and the annual general meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its extraordinary general meeting, filed with the SEC on May 7, 2018 and reports filed by the Company and Forms 3 and Forms 4 filed by the Company’s executive officers and directors with the SEC after May 7, 2018. These documents are available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its annual general meeting, including the schedules and appendices thereto.

The Company has furnished or intends to furnish its definitive proxy statements and WHITE proxy cards for the extraordinary general meeting and the annual general meeting to each shareholder entitled to delivery of a proxy, and has filed or intends to file such definitive proxy statements and WHITE proxy cards with the SEC. THE COMPANY URGES ITS SHAREHOLDERS TO CAREFULLY READ SUCH DEFINITIVE PROXY STATEMENTS (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS THERETO), ACCOMPANYING WHITE PROXY CARDS AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Copies of the definitive proxy statements, any solicitation materials and any other documents filed by the Company with the SEC will be made available free of charge at the SEC’s website at www.sec.gov. These documents will also be made available free of charge at https://www.stockholderdocs.com/mlnx or by contacting the Company’s proxy solicitor, Mackenzie Partners, Inc. at mlnxproxy@mackenziepartners.com.

Mellanox Technologies, Ltd.

Investor Contact

Jeffrey Schreiner, +1-408-916-0012

jschreiner@mellanox.com

or

Media Contact

Joele Frank, Wilkinson Brimmer Katcher

Jed Repko, Jeff Kauth, Kaitlin Kikalo

+1-415-869-3950 / +1-212-355-4449

or

Israel PR Contact

Galai Communications Public Relations

Jonathan Wolf, +972 3-613-52-84

yoni@galaipr.com

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Israel IR Contact

Gelbart Kahana Investor Relations

Emanuel Kahana, +972 3-607-47-17

mano@gk-biz.com